SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the "Second Amendment") is made and entered into as of this 25th day of July, 2012 by and between CAPITAL GROWTH OF CLEARWATER, LLC, a Florida limited liability company ("Landlord") and INUVO, INC., a Nevada corporation ("Tenant").

WHEREAS, Lightwave Drive, L.L.C. ("Lightwave") and Tenant (then known as Think Partnership Inc. and by change of name now known as Inuvo, Inc.) are the "Landlord" and "Tenant", respectively, under that certain Lease dated August 10, 2007 , as amended by First Amendment To Lease Agreement dated June__,2008(the lease as so amended is hereinafter referred to as the"Lease") pursuant to which Tenant leased from Landlord certain premises comprised of approximately 31, 603 rentable square feet of space (the "Original Premises") in the building (the "Building") known as and numbered 15550 Lightwave Drive, Clearwater, Florida, all as more particularly described in the Lease; and

WHEREAS, Lightwave has agreed to sell the Building to Landlord; and

WHEREAS, Tenant desires to reduce the Original Premises to the Reduced Premises (as such term is hereinafter defined) by giving up the space (the "Excluded Space") shown on Exhibit A attached hereto as the "Excluded Space"; and

WHEREAS, the term of the Lease currently expires on September 30, 2015; and

WHEREAS, Tenant wishes to amend the Lease so as to remove the Excluded Space from the Original Premises and to otherwise amend the Lease, all as more particularly hereinafter set forth and, subject to satisfaction of the New Lease Conditions (as such terms is hereinafter defined), the Landlord is also willing to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lease is hereby amended as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Lease.

2. The following new defined terms are hereby added to the Lease:

(a) The term "New Lease Conditions" shall mean: (a) Clarity, Inc. (Clarity") shall have unconditionally executed and delivered to Landlord a lease (the "Clarity Lease") with respect to all or such part of the Excluded Space and such other space in the Building as the Landlord may require, all upon terms, and in form and substance, satisfactory to Landlord in its sole discretion, (ii) Landlord shall have executed and delivered the Clarity Lease to Clarity, and (iii) Landlord shall have acquired fee simple title to the Building from Lightwave.

(b) "Reduced Premises" shall mean the Original Premises less and except the Excluded Space. The Reduced Premises contains approximately 5,160 rentable square feet and is shown on Exhibit B attached hereto as the Reduced Premises.

(c) "Space Reduction Date": The later of (a) September 1, 2012 or (b) the date (the "Clarity Commencement Date") which Landlord determines to be the Commencement Date under the Clarity Lease.

(d) "Space Reduction Fee": Three Hundred Seventy Six Thousand Seventy Six and 00/100ths ($376,076.00) Dollars.

(e) "FF&E" shall mean the furniture, fixtures and equipment listed on Exhibit C attached hereto and incorporated herein by reference thereto.

(f) "Letter of Credit" shall mean the Letter of Credit (as such term is defined in Exhibit F to the Lease).

3. Reduction in Premises. Section 1.2 of the Lease (entitled "Premises") is hereby amended by adding the following at the end thereof:

"Notwithstanding the foregoing or anything contained in the Lease to the contrary, effective as of the Space Reduction Date, the term "Premises" shall cease to include the Excluded Space and shall include only the "Reduced Premises" and all lease and other rights, title and interests of Tenant in the Excluded Space shall cease and terminate as of the Space Reduction Date."

4. The term "Expiration Date" as set forth in Section 1.3 of the Lease (entitled "Term") is hereby amended to read as follows:

" The term "Expiration Date" shall, effective as of the Space Reduction Date, mean 11:59 p.m., November 30, 2013, unless sooner terminated as provided in the Lease as amended by this Second Amendment."

5. Paragraph (A) (entitled "Amount") of Section 2.1 (entitled "Base Rent") of the Lease is hereby amended by adding the following at the end thereof:

"Notwithstanding the foregoing to the contrary, effective as of the Space Reduction Date and for the period through and including November 30, 2013 (the "Remaining Term"), the term "Base Rent" shall mean the sum of Six Hundred Seventy Six Thousand Three Hundred Sixty Six and 97/100ths ($676,366.97) Dollars (the "Amended Base Rent"). Such Amended Base Rent shall be paid in equal monthly installments (the "Scheduled Monthly Installments") of Forty Five Thousand Ninety One and 13/100ths ($45,091.13) Dollars per month on the first day of each month during the Remaining Term, in advance, commencing on the Space Reduction Date and continuing through November 30, 2013. Effective as of the Space Reduction Date, all references in the Lease to the Base Rent shall, for the Remaining Term, mean the Amended Base Rent as set forth herein and all of the other terms and provisions applicable to Base Rent shall equally apply to the Amended Base Rent except that in no event shall there be any free rent or reduced

rent periods allocable to the Amended Base Rent. Tenant shall remain liable for and shall pay in full all Base Rent as provided in the Lease through and including the Space Reduction Date as if this Second Amendment did not exist. Notwithstanding the foregoing, if the Space Reduction Date is a date which is later than September 1, 2012, then the Amended Base Rent shall be reduced by an amount (the "Reduction Amount") equal to One Thousand Five Hundred Three and 03/100ths ($1,503.03) Dollars per day for each day which elapses subsequent to September 1, 2012 and prior to the actual Clarity Commencement Date and such Reduction Amount shall be credited against the Scheduled Monthly Installments in equal monthly installments (pro rated for any partial month) over the Remaining Term. Upon request of Landlord, a certificate setting forth the Reduction Amount, the resulting Amended Base Rent and the resulting Monthly Installment shall be promptly executed by Landlord and Tenant."

6. Paragraph A (entitled "Amount") of Section 2.2 (entitled "Additional Rent") of the Lease and the definition of the term "Tenant's Pro Rata Share" as set forth in Schedule 1.1 of the Lease are hereby amended as follows:

"Notwithstanding anything contained in the Lease to the contrary, effective as of the Space Reduction Date, and for periods thereafter, but not for periods prior to such date, the term "Tenant's Pro Rata Share" shall mean the percentage computed from the fraction equal to the rentable square feet within the Reduced Premises (agreed by the parties to be 5,160 rentable square feet) divided by the total rentable square feet in the Building (agreed by the parties to be 92,225 rentable square feet). Tenant's Pro Rata Share may be adjusted from time to time upon notice from Landlord on account of any reduction to, or expansion of, the Premises or the Building, whether from casualty, condemnation, alterations or otherwise. Initially, from and after the Space Reduction Date and for the balance of the Remaining Term, Tenant's Pro Rata Share shall mean 5.6%. For all periods prior to the Space Reduction Date, Tenant's Pro Rata Share shall continue to be as stated in the Lease prior to giving effect to this Second Amendment."

7. Section 3.1 of the Lease (entitled "Construction of Tenant's Finish Improvements and Possession") is hereby amended by adding at the end thereof:

"Tenant agrees to accept the Reduced Premises as is and with all faults and agrees that Landlord shall have no obligation to make or pay for any improvements or alterations to, or with respect to, the Reduced Premises or the Excluded Space. Tenant agrees that unless and to the extent Landlord otherwise elects, Landlord shall have no obligation to build any demising walls or other means of separation or security between the Excluded Space and the Reduced Premises or to provide any common area corridors or to separate out any utilities, HVAC or life and safety equipment nor shall Landlord be subject to any claims of Tenant in any way related to (nor shall Tenant have any right of offset, deduction, abatement or cancellation nor any claim for interference with use or business, loss of income or profits or breach of quiet enjoyment on account of, or in connection with, any failure of the Reduced Premises to have a demising wall or other means of separation between the Reduced Premises and the Excluded Space or to have separate entrances or egress or separate emergency or other doors or corridors or otherwise for any

failure of the Reduced Premises to comply with any applicable laws. Further, Tenant agrees to fully cooperate with Clarity and to permit Clarity and its employees, agents and invitees access to any common areas, restrooms, entrances, exits and corridors leading thereto within the Reduced Premises in connection with Clarity's use of the Excluded Space. If Landlord shall elect to make any alterations or improvements in or with respect to the Excluded Space and/or the Reduced Premises such as, but not limited to, the addition of demising walls, separate entrances and/or separate life and/or safety matters and/or common corridors or any other changes, Landlord shall have the right to enter into the Excluded Space and/or the Reduced Premises for such purposes and perform such work related thereto as Landlord may require and in no event shall Tenant have any right to any offset, deduction or abatement of rent on account thereof nor shall Landlord be liable to Tenant for any interference with Tenant's use of the Reduced Premises in connection therewith nor for any loss or damage to Tenant's business or profits or for breach of the covenant of quiet enjoyment in any way related thereto. Further, as and to the extent, electric panels, HVAC controls or other plumbing, mechanical or utility controls or appurtenances are located within the Reduced Premises but also serve or involve parts of the Excluded Space, then Landlord and Clarity shall have the right of access thereto (as well as any low voltage cabling located on the third floor of the Building or serving the Original Premises or any part thereof (whether or not owned by Tenant or serving Tenant exclusively) as well as any so called IT infrastructure) and to make use thereof in connection with use of the Excluded Space by Clarity, its successors, assigns or subtenants or by Landlord or its designees."

8. Without limiting any other term or provision of the Lease, Section 2.4 of the Lease (entitled "Sales and Use Tax") shall also apply to the Amended Base Rent, the Space Reduction Fee and any other sums payable by Tenant for and with respect to the Remaining Term.

9. Broker. Tenant represents and warrants to Landlord that it has dealt with no broker, agents or other parties who might be entitled to compensation or commission on account hereof except CB Richard Ellis, Inc. ("CBRE") and Echelon Real Estate Services, LLC ("Echelon") and Tenant agrees that it shall be solely responsible for any and all sums and fees payable to CBRE and Echelon on account of or in connection with this SecondAmendment. The Tenant will pay a commission of 2% to CBRE and 4% of the gross sublease value to Echelon on September 1, 2012. Commission will be based on 20,150 RSF at $16.00/RSF for fifteen (15) months, provided, however if the Space Reduction Date is after September 1, 2012 such commission shall be pro-rated The commission payable hereunder by Tenant to CBRE is equal to $8,060.00 and the commission payable hereunder by Tenant to Echelon is equal to $16,120.00. The representation and agreements set forth in this Section shall survive the cancellation or termination of this Lease.

10. Section 18 of the Lease (entitled "Notices") is hereby amended as follows:

"Effective as of the Space Reduction Date and upon satisfaction of the New Lease Conditions, the Landlord's address for notice purposes shall be Capital Growth of Clearwater, Inc., c/o J.S. Karlton Company, Inc., 15 Valley Drive, Suite 300,

Greenwich, Connecticut 06831, Attention: Stephen P. Lipkins, Telephone: (203) 629-5333, Facsimile: (203) 622-6349, Email: Steve.Lipkins@jskarlton.com, with a copy to Alfred J. Carolan, Jr., Esq., Carolan & Machado, 185 Devonshire Street, Boston, MA 02110, Telephone: (617) 348-2900, Facsimile: (617) 348-2147, Email: ac@csm-law.com".

11. Section 25 of the Lease (entitled "Security Deposits") is hereby amended by adding the following at the end thereof:

"Pursuant to Exhibit F (entitled "Letter of Credit Terms and Conditions") of the Lease, Tenant provided the Original Landlord the Letter of Credit in the initial Letter of Credit Amount (namely, $725,000.00) in lieu of a cash security deposit pursuant to Section 25 of the Lease. Pursuant to Paragraph 9 of such Exhibit F, the amount of the Letter of Credit has been previously reduced to $475,000.00 (the "Current Letter of Credit Amount"). The Current Letter of Credit Amount may be reduced as follows (and Paragraph 9 (entitled "Conditional Reduction of Letter of Credit Amount") of Exhibit F is hereby deleted and the following is substituted therefor):

Conditional Reduction in Current Letter of Credit Amount. Provided that (a) the New Lease Conditions have been satisfied, (b) Tenant has complied with all of its obligations and agreements under the Lease and this Second Amendment, including, without limitation, payment of the first installment of the Space Reduction Fee to Landlord and (c) no Event Default shall have occurred under the Lease (as amended by thisSecond Amendment) and be continuing nor shall have there occurred and be continuing any event which with the giving of notice or passage of time would constitute an Event Default nor shall there be outstanding any failure of Tenant to make any payment of any Amended Base Rent, Additional Rent, Space Reduction Fee or other sum or charge due under the Lease (as amended by this Second Amendment) on the Space Reduction Date or on the First LC Reduction Date (as said term is hereinafter defined) or on the date when such reduction in the amount of the Letter of Credit in fact occurs, then Tenant shall have the right to receive a reduction in the amount of the Letter of Credit from the Current Letter of Credit Amount (namely, Four Hundred Seventy Five Thousand and 00/100ths ($475,000.00) Dollars to Three Hundred Thousand ($300,000.00) Dollars on the First LC Reduction Date. As used herein, the term "First LC Reduction Date" shall mean the date which is the later to occur of (i) the Space Reduction Date or (ii) the date Tenant has unconditionally paid the First Installment of the Space Reduction Fee to Landlord in full and such amount has been confirmed and received in good federal funds by Landlord. Tenant shall not be entitled to the foregoing reduction in the amount of the Letter of Credit if any of the foregoing conditions are not satisfied, time being of the essence.

Provided that (a) Tenant has paid to Landlord and Landlord has confirmed that it has received from Tenant the First Installment of the Space Reduction Fee (as such term is hereinafter defined) as and when the same was due and payable under and in accordance with this Second Amendment, (b) Tenant has unconditionally paid to Landlord in good federal funds and Landlord has confirmed that it has received the Final Installment of the Space Reduction Fee (as such term is hereinafter defined)

in good federal funds as and when the same was due and payable under this Second Amendment and (c) no Event of Default shall have occurred under the Lease (as amended by this Second Amendment) and be continuing nor shall have there occurred and be continuing any event which with the giving of notice or passage of time would constitute an Event of Default nor shall there be outstanding any failure of Tenant to make any payment of any Amended Base Rent, Additional Rent or other sum or charge due under this Lease on March 1, 2013 or on the Second LC Reduction Date (as said term is hereinafter defined) or on the date when such reduction in the amount of the Letter of Credit in fact occurs, then Tenant shall have the right to receive a reduction in the amount of the Letter of Credit on the Second LC Reduction Date to One Hundred Thousand and 00/100ths ($100,000.00) Dollars. As used herein, the term "Second LC Reduction Date" shall mean March 1, 2013. Tenant shall not be entitled to the foregoing reduction in the amount of the Letter of Credit if any of the foregoing conditions are not satisfied, time being of the essence.

In order to effect any such reduction in the Letter of Credit, Tenant shall deliver to Landlord either an amendment to the existing Letter of Credit or a replacement letter of credit in the new amount that otherwise complies with all other applicable requirements specified in the Lease including, without limitation, Exhibit F, all in form and substance satisfactory to Landlord. All costs and expenses incurred by Landlord in connection with any such reduction in the amount of the Original Letter of Credit or any other letter of credit including, without limitation, Landlord's reasonable attorneys' fees and all fees and expenses of the issuer of the Letter of Credit shall be borne by Tenant.

The term "Rent" as used in Exhibit F (entitled "Letter of Credit Terms and Conditions") of the Lease shall without limiting the generality of such definition also be deemed to include the Space Reduction Fee."

12. Section 27 of the Lease (entitled "Parking") is hereby amended by deleting the number of "one hundred fifty three (153)" appearing therein and substituting "twenty three (23)" therefor.

13. Section 28 of the Lease (entitled "Option to Renew") is hereby deleted in its entirety.

14. Section 29 of the Lease (entitled "Option to Accelerate Expiration Date") is hereby deleted in its entirety and the following is substituted therefor:

"Space Reduction Fee: Tenant covenants and agrees that it shall pay to Landlord the Space Reduction Fee in two installments without deduction, offset, credit or abatement, as follows: (a) the sum of One Hundred Eighty Eight Thousand Thirty Seven and 50/100ths ($188,037.50) Dollars (the "First Installment of the Space Reduction Fee") on or before September 1, 2012 and (b) the balance of the Space Reduction Fee (namely, $188,037.50) (the "Final Installment of the Space Reduction Fee") on or before March 1, 2013. Tenant acknowledges, covenants and agrees that the Space Reduction Fee shall be payable only to Landlord (and not the Original Landlord) and that the Space Reduction Fee shall not be credited against or

otherwise reduce Tenant's obligation to pay the Amended Base Rent, Additional Rent or any other sum or charge payable under this Lease. Time is of the essence with respect to Tenant's obligation to pay the Space Reduction Fee and each installment thereof."

15. Section 30 of the Lease (entitled "Generator") is hereby amended by adding the following at the end thereof:

"Tenant covenants and agrees that effective as of the Space Reduction Date, the Generator (and all wiring and appurtenances related thereto, all of which shall be included in the term "Generator") shall automatically, without further act or deed, be the property of Landlord, free and clear of all mortgages, security interests, liens, encumbrances and claims except for the security interest hereinafter described, and Clarity shall also have the right to tie into and use the Backup Generator for such purposes as Clarity may require and Tenant agrees to fully cooperate with Clarity in connection therewith. Further, notwithstanding the title to the Generator shall vest in the Landlord as of the Space Reduction Date, nevertheless, Landlord shall have no obligation to repair, replace, maintain, insure or otherwise deal with such Generator. Tenant represents and warrants to the Landlord that it is the owner of the Generator free and clear of all liens, mortgages, pledges, security interests and other encumbrances of any kind or nature whatsoever except for the security interest hereinafter described. Notwithstanding that Landlord will, effective as of the Space Reduction Date, automatically become the owner of the Generator, upon request of Landlord, Tenant will, upon request of Landlord, execute a Bill of Sale confirming such transfer to Landlord. Tenant shall indemnify and hold Landlord harmless from and against any and all loss, costs, damages, claims and attorneys' fees arising out of or in any way related to the existence of the security interest in the Generator hereinafter referred to as well any actions or claims with respect to the Generator made by the holder of such security interest or by any party claiming by through or under such holder, including, without limitation, any party who may acquire any interest in the Generator in connection with the exercise of remedies under or in connection with such security interest. Tenant makes no representations and warranties as to the Generator and it is transferred in "as is" condition. Notwithstanding the foregoing or anything to the contrary herein, Landlord acknowledges that Tenant has granted a security interest in the Generator to its lender must obtain a release from the security interest of its lender to transfer legal title to the Generator. Tenant agrees to to obtain and deliver such release to Landlord within 7 days after the execution of this Second Amendment and pending receipt of such release (which shall be unconditional, in recordable form and in form and substance satisfactory to Landlord). Landlord and Landlord's designees (including without limitation, Clarity) shall have the exclusive right to use and otherwise deal with the Generator as if they were the owner thereof without any responsibility or obligation to Tenant (including without limitation for any damage thereto).

16. Tenant hereby agrees that effective as of the Space Reduction Date, the FF&E shall automatically, without further act or deed, become the property of Landlord (or if Landlord shall so elect, shall directly become the Property of Clarity), in each case, free and clear of all liens, claims, security interests, mortgages, pledges and encumbrances (collectively, "Liens") whatsoever and Tenant agrees to indemnify and hold Landlord and Clarity harmless from and against any and all claims, loss, costs, damages and attorneys' fees arising out of, or in any way related to, the existence of any such mortgages, pledges, security interests, liens or other encumbrances. Tenant represents and warrants to Landlord

that it is the owner of the FF&E free and clear of all Liens Except however for a security interest in favor of Tenant's lender. Landlord acknowledges that Tenant must obtain a release from the security interest of its lender to transfer legal title to the FF&E. Tenant agrees to to obtain and deliver such release to Landlord within 7 days after the execution of this Second Amendment and pending receipt of such release (which shall be unconditional, in recordable form and in form and substance satisfactory to Landlord) Landlord and Landlord's designees (including without limitation, Clarity) shall have the exclusive right to use and otherwise deal with the FF&E as if they were the owner thereof without any responsibility or obligation to Tenant (including without limitation for any damage thereto). Tenant shall indemnify and hold Landlord and Clarity harmless from and against any and all loss, costs, damages, claims and attorneys' fees arising out of or in any way related to the existence of such security interest in the FF&E as well any actions or claims with respect to the FF&E or any part thereof made by the holder of such security interest or by any party claiming by through or under such holder, including, without limitation, any party who may acquire any interest in the FF&E or any part thereof in connection with the exercise of remedies under or in connection with such security interest.

17. Tenant shall, in all cases, completely vacate and surrender the Excluded Space and remove all of its furniture, fixtures, equipment (except the FF&E) and other personal property and files therefrom (and leave the Excluded Space in the condition required under the Lease upon expiration of the Term) not later than the Space Reduction Date and shall leave the Excluded Space in a broom clean conditions and repair any damage caused by such removal and shall, from and after the date hereof, fully cooperate with Clarity and Landlord in connection with their respective efforts to make the Excluded Space ready for occupancy by Clarity. Tenant acknowledges and agrees that Landlord and Clarity may have access to the Excluded Space (and to the extent required by Landlord or Clarity, the Reduced Premises) at any time from and after the date of this Second Amendment for the purpose of making such alterations, decorations and improvements thereto as Landlord or Clarity may require in connection with the Clarity Lease or as Landlord may otherwise require. Tenant acknowledges and agrees that such entry, work and exercise of such rights shall not constitute a breach of the covenant of quiet enjoyment under the Lease or this Second Amendment nor entitle Tenant to any offset, deduction, abatement or other credit against the Rent, Additional Rent or other sums due and payable under this Lease (nor shall Tenant have any claim for any other damages, costs, expenses, including, without limitation, lost income or profits) in any way related to any such entry, access, work or exercise of other rights hereunder by Clarity or Landlord.

18. Conditions to Landlord's Obligations. Notwithstanding anything contained in this Second Amendment to the contrary, if the New Lease Conditions have not been satisfied, as determined by Landlord in its sole discretion, on or before September 1, 2012, then Landlord may at any time thereafter and prior to satisfaction of such New Lease Conditions, terminate this Second Amendment by written notice to Tenant and, in such case, thisSecond Amendment and all obligations and liabilities of Landlord and Tenant under, or in connection with, this Second Amendment shall cease and terminate and neither Landlord nor Tenant shall have any further liability or obligation to the other hereunder or in connection therewith; provided, further, however, that Landlord shall have the right to waive any one or more of the New Lease Conditions in writing at any time for any reason.

19. Tenant hereby agrees that (a) it has no defenses or offsets against the enforcement of the Lease by the Original Landlord or Landlord. (b) it has no claims against the Original Landlord (or Landlord) regarding the Lease or the Premises or (c) the Lease is in full force and effect and has not been amended or modified and (d) Landlord observed and performed all its obligations under the Lease through the date hereof and Tenant has no pending or threatened claims of any kind or nature against the Original Landlord.

20. Tenant has observed and complied with all of its obligations under the Lease through the date hereof.

21. If Landlord determines it is necessary or advisable to construct any common corridor(s), or any additional exits or entrances or any life, health or safety matters or any other changes which the office of the building inspector (or similar authority) of Clearwater, Florida advises Landlord to make to or in connection with the Excluded Space or Reduced Premises, Tenant agrees that Landlord shall have the right to enter the Excluded Space and/or the Reduced Premises to perform such work and alterations, and Tenant agrees that if any such work or alterations results in the creation of (a) common areas or corridors or other changes which reduce the size of the Reduced Premises, such common areas and/or corridors and other changes may, at Landlord's option, be excluded from the Reduced Premises and/or (b) areas within the Reduced premises which are not usable or are less useful to Tenant, in each such case, described in clauses (a) and (b), the Amended Base Rent, Base Rent, Additional Rent, Space Reduction Fee and Tenant's Pro Rata Share shall not be reduced or affected thereby (nor shall Tenant have any right of offset, deduction, abatement or cancellation nor any claim for interference with use or business, loss of income or profits or breach of quiet enjoyment or any other claim on account of, or in connection with, any such matter or the work related thereto and Tenant agrees to fully cooperate with Landlord in connection with any work and/or alterations related thereto). Notwithstanding the foregoing provisions of this Section 21, if as a result of the creation of any such corridors, the square footage of the premises is reduced by more than 1020 square feet(the "Base Reduction Amount") , then the Amended Base Rent shall be reduced by an amount equal to the Reduced Premises PSF Rent Rate(as such term is hereinafter defined) multiplied by the number of square feet included in such reduction in excess of the Base Reduction Amount. As used herein the term "Reduced Premises Square Foot Rate shall mean a sum equal to the Scheduled Monthly Installments for the first 12 months of the Remaining Term divided by 5160.

22. Except as amended and modified by this Second Amendment, all the terms, covenants and provisions of the Lease are hereby affirmed and ratified.

[Remainder of page intentionally left blank. Signatures appear on next following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the day and year first above written.

LANDLORD:

CAPITAL GROWTH OF CLEARWATER, LLC

By: CapGrow of Clearwater, Inc.
Its: Manager

Witness

By:
Its:

Witness

TENANT:

INUVO, INC.

Witness

By:
Its: CFO

Witness

JSK0064/3

List of Exhibits:

Exhibit A: Excluded Space
Exhibit B: Reduced Premises
Exhibit C: Furniture, Fixtures And Equipment